As filed with the Securities and Exchange Commission on August 20, 2002
                                            Registration Statement No. 333-90272

================================================================================
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         PRE-EFFECTIVE AMENDMENT NO. 2
                                       TO

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                COMPUPRINT, INC.
                 (Name of small business issuer in its charter)

       North Carolina                      3577                  56-1940918
 (State of incorporation or    (Primary Standard Industrial   (I.R.S. Employer
jurisdiction of organization)   Classification Code Number)  Identification No.)

                            2457 Industrial Park Road
                        Lincolnton, North Carolina 28092
                                 (704) 732-4554
          (Address and telephone number of principal executive offices)

                                David R. Allison
                      President and Chief Executive Officer
                                CompuPrint, Inc.
                            2457 Industrial Park Road
                        Lincolnton, North Carolina 28092
                                 (704) 732-4554

            (Name, address and telephone number of agent for service)

       Copies of all communications, including all communications sent to the agent for service, should be sent to:
                            Adam S. Gottbetter, Esq.
                             Kevin F. Barrett, Esq.
                        Kaplan Gottbetter & Levenson, LLP
                                630 Third Avenue
                            New York, New York 10017
                                 (212) 983_6900
                              (212) 983-9210 (fax)

     Approximate date of proposed sale to the public: From time to time after the effective date of the registration statement until such time that all of the shares of common stock registered hereunder have been sold.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check and following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================
                                                  PROPOSED MAXIMUM          PROPOSED
      TITLE OF EACH CLASS          AMOUNT BEING       OFFERING          MAXIMUM AGGREGATE       AMOUNT OF
OF SECURITIES BEING REGISTERED      REGISTERED    PRICE PER SHARE (1)   OFFERING PRICE (1)   REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------
Shares of Common Stock......         892,277            $1.00                $892,277              $300
-------------------------------------------------------------------------------------------------------------
Total.......................                                                 $892,277              $300
-------------------------------------------------------------------------------------------------------------
Amount Due..................                                                                       $300
=============================================================================================================

----------
(1) Estimated for purposes of computing the registration fee pursuant to Rule 457.

     THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR DOES IT SEEK AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

              SUBJECT TO COMPLETION. DATED __________, 2002.

PROSPECTUS


                                COMPUPRINT, INC.

                         892,277 SHARES OF COMMON STOCK

     This prospectus relates to the resale by the selling stockholders of 892,277 shares of our common stock. The selling stockholders will sell the shares from time to time at a price of $1.00 per share until our shares are quoted on the Over the Counter Bulletin Board ("OTCBB") and thereafter at prevailing market prices or privately negotiated prices. There is no assurance that our common stock will be included in the OTCBB. See "Plan of Distribution" beginning on page 20.

     No public market currently exists for the shares of common stock.

     We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

     AS YOU REVIEW THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 2.

     We are located at 2457 Industrial Park Road, Lincolnton, North Carolina 28092. Our phone number is (704) 732-4554.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is __________, 2002

                                TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----

Prospectus Summary.............................................................1

The Offering...................................................................1

Summary Historical Financial Data .............................................1

Risk Factors...................................................................2

Cautionary Note Regarding Forward-Looking Statements...........................5

Use of Proceeds................................................................5

Capitalization.................................................................6

Management's Discussion and Analysis of Financial Condition
  and Results of Operations....................................................6

Dividend Policy................................................................7

Description of Business........................................................7

Management....................................................................10

Security Ownership of Certain Beneficial Owners and Management................12

Certain Relationships and Related Transactions................................13

Description of Securities.....................................................15


Selling Stockholders .........................................................16


Plan of Distribution..........................................................20

Market for Common Equity......................................................20

Legal Proceedings.............................................................21

Legal Matters.................................................................21

Experts.......................................................................22

Where You Can Find More Information...........................................22

Index to Financial Statements.................................................23

Financial Statements.........................................................F-1



                      Dealer Prospectus Delivery Obligation

Until ____, 2002 (90 days from the date of this prospectus), all dealers that effect transactions in these securities, whether or not participants in this offering, may be required to deliver a prospectus.

                               PROSPECTUS SUMMARY


CompuPrint, Inc. ("CompuPrint" or "the Company") was incorporated under the laws of North Carolina on September 15, 1995. CompuPrint is a remanufacturer and distributor of laser and ink jet printer cartridges. CompuPrint also engages in the recycling of printer cartridges. CompuPrint has not been profitable since 1997.


                                  THE OFFERING

Shares offered by the selling
stockholders..........................    892,277

Common stock outstanding..............    892,277

Use of proceeds.......................    The selling stockholders will receive
                                          the net proceeds from the sale of
                                          shares.  We will receive none of the
                                          proceeds from the sale of shares
                                          offered by this prospectus.


                      SUMMARY OF HISTORICAL FINANCIAL DATA


In the table below, we provide you with summary historical financial information of CompuPrint, Inc. The following statement of operations data for the years ended December 31, 2001 and 2000 and the balance sheet data as of December 31, 2001 is derived from the audited financial statements of CompuPrint, Inc. included elsewhere in this prospectus. The following statement of operations data for the six-months ended June 30, 2002 and 2001 and the balance sheet data as of June 30, 2002 have been derived from the unaudited financial statements of CompuPrint, Inc. which, in the opinion of management, have been prepared on the same basis as the audited financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation. Results for the six-month period ended June 30, 2002 are not necessarily indicative of results that may be expected for the entire year.


The following financial data should be read in conjunction with, and is qualified by reference to, "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements of CompuPrint, Inc. including the notes to these financial statements, included elsewhere in this registration statement/prospectus.


COMPUPRINT, INC.
SELECTED HISTORICAL FINANCIAL DATA

                                               SIX-MONTH PERIOD                               YEARS ENDED
                                                ENDED JUNE 30,                                DECEMBER 31,
                                               2002         2001         2001         2000        1999         1998         1997
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
Statement of Income Data:                  (Unaudited)  (Unaudited)                            (Unaudited)  (Unaudited)  (Unaudited)
Revenues                                    $ 128,143    $ 132,523    $ 289,147    $ 434,904    $ 515,581    $ 401,929    $ 501,986
Cost of Goods Sold                             70,994       95,218      219,007      122,090      231,707      210,495      137,253
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------

Gross Profit                                   57,149       37,305       70,140      312,814      283,874      191,434      364,733

Selling, General & Administrative Expenses    253,248      245,503      544,418      523,416      359,542      411,804      464,262
Depreciation & Amortization                     9,345       22,804       45,456       52,190       29,047       33,014       11,001
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------

Total Operating Costs and Expenses            262,593      268,307      589,874      575,606      388,589      444,818      475,263
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------

Income from Operations                       (205,444)    (231,002)    (519,734)    (262,792)    (104,715)    (253,384)    (110,530)

Interest Income                                     0            0            0            0        1,875            0            0
Interest Expense                              110,282        8,246      (15,525)      (6,400)     (13,973)     (47,523)     (36,098)
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------

NET INCOME (LOSS)                           ($315,726)   ($239,248)   ($535,259)   ($269,192)   ($116,813)   ($300,907)   ($146,628)
                                            =========    =========    =========    =========    =========    =========    =========


                                                JUNE 30,                                   DECEMBER 31,
                                           2002          2001         2001         2000        1999       1998         1997
                                         ---------    ---------    ---------    ---------   ---------   ---------    ---------
                                        (Unaudited)  (Unaudited)               (Unaudited) (Unaudited) (Unaudited)  (Unaudited)

Total Current Assets                     $ 344,762    $ 243,839    $ 128,263    $ 209,223   $ 245,417   $ 151,861    $ 251,925

Total Other Assets                           3,892       90,680       13,237       90,909     143,805     144,068      151,012
                                         ---------    ---------    ---------    ---------   ---------   ---------    ---------

TOTAL ASSETS                               348,654      334,519      141,500      300,132     389,222     295,929      402,937
                                         =========    =========    =========    =========   =========   =========    =========

Total Current Liabilities                  568,139       13,260       80,503       43,475      69,164      71,361       92,034

Long-Term Debt, Net of Current Portion           0      296,600      308,664      161,965       6,174     468,915      357,554
                                         ---------    ---------    ---------    ---------   ---------   ---------    ---------

TOTAL LIABILITIES                          568,139      309,860      389,167      205,440      75,338     540,276      449,588

Total Stockholders' Equity (Deficit)      (219,485)      24,659     (247,667)   $  94,692     313,884    (244,347)     (46,651)
                                         ---------    ---------    ---------    ---------   ---------   ---------    ---------

TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY (DEFICIT)                       $ 348,654    $ 334,519    $ 141,500    $ 300,132   $ 389,222   $ 295,929    $ 402,937
                                         =========    =========    =========    =========   =========   =========    =========

                                  RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before you purchase any of our common stock.

If any of these risks or uncertainties actually occur, our business, financial condition or results of operations could be materially adversely affected. In this event you could lose all or part of your investment.

                          RISKS CONCERNING OUR BUSINESS

LACK OF PROFIT FROM OPERATIONS.

CompuPrint is not currently profitable. It has not been profitable since 1997. The current revenues have yet to reach the levels necessary to meet all operating expenses. In the year 2000 revenues from customer Lanier Worldwide represented approximately 51% of our total revenues. We began to lose the
Lanier business starting in September 2000. The Lanier business phased out completely by June 2001. Additional losses occurred in 2001 due to an aborted purchase order from a Nigerian company that was to purchase significant quantities of our products. CompuPrint may incur additional losses while it implements its current sales growth plan. CompuPrint may never become profitable.

WE ARE DEPENDENT UPON DAVID R. ALLISON, ANY REDUCTION IN HIS ROLE IN COMPUPRINT WOULD HAVE A MATERIAL ADVERSE EFFECT.

The success of CompuPrint is dependent on the vision, knowledge, business relationships and abilities of CompuPrint's president, CFO and Chairman of the Board of Directors, David R. Allison. Any reduction of Mr. Allison's role in the business would have a material adverse effect on CompuPrint. CompuPrint does not have an employment contract with Mr. Allison, nor a key man life insurance policy.

WE HAVE A LARGE DEBT THAT WE MAY NOT BE ABLE TO SERVICE AND THEREFORE IT MAY BE DIFFICULT FOR US TO CONTINUE OUR OPERATIONS, WHICH MAY RESULT IN A COMPLETE LOSS OF YOUR INVESTMENT.


As of August 15, 2002, CompuPrint has promissory notes payable of $510,613.56 most of which is due March 31, 2003, payable in one lump sum, with no periodic payments due. Certain notes totaling $180,000 contain a provision requiring a payment of the face amount of the note minus interest due, in the event that CompuPrint undergoes a change of control. The notes containing this provision therefore have a total liability of $360,000 in the event of a change in control. Therefore, our total potential liability is $690,613.56. We may be unable to service this debt and therefore it may be difficult for us to continue our operations, which may result in a complete loss of your investment. Certain promissory notes were issued to officers and directors, or entities in which they are beneficiaries, these promissory notes total $360,335.28. [See CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, and see FOOTNOTES TO FINANCIAL STATEMENTS.]


WE HAVE BEEN DEPENDENT UPON PRIVATE PLACEMENTS AND AFFILIATE/INTERESTED PARTY TRANSACTIONS FOR WORKING CAPITAL AND WE MAY HAVE DIFFICULTY IN OBTAINING ADDITIONAL FUNDING, IF REQUIRED, AND THEREFORE IT MAY BE DIFFICULT FOR US TO CONTINUE OUR OPERATIONS, WHICH MAY RESULT IN A COMPLETE LOSS OF YOUR INVESTMENT.

We have been dependent upon proceeds from private offerings of our stock and from debt offerings to our officers and directors. If additional funds are needed, we may have difficulty obtaining them, and we may have to accept terms that would adversely affect our shareholders. For example, the terms of any future financings may impose restrictions on our right to declare dividends or on the manner in which we conduct our business. Also, lending institutions or private investors may impose restrictions on future decisions by us to make capital expenditures, acquisitions or asset sales. Therefore it may be difficult for us to continue our operations, which may result in a complete loss of your investment.

We may not be able to locate additional funding sources at all or on acceptable terms. If we cannot raise funds on acceptable terms, if and when needed, we may not be able to grow our business or respond to competitive pressures or unanticipated requirements, which could seriously harm our business.

                          RISKS CONCERNING OUR OFFERING

UNLESS A PUBLIC MARKET DEVELOPS FOR OUR COMMON STOCK, YOU MAY NOT BE ABLE TO SELL YOUR SHARES, THEREFORE YOUR INVESTMENT WOULD BE A COMPLETE LOSS.

There has been no public market for our common stock. An active trading market may never develop or, if developed, it may not be maintained. Failure to develop or maintain an active trading market could negatively affect the price of our securities, and you may be unable to sell your shares, and therefore your investment would be a complete loss.

WE MAY NOT QUALIFY FOR OVER-THE-COUNTER ELECTRONIC BULLETIN BOARD INCLUSION, AND THEREFORE YOU MAY BE UNABLE TO SELL YOUR SHARES.

Upon completion of this offering, we will attempt to have our common stock eligible for quotation on the Over-the-Counter Electronic Bulletin Board ("OTCBB" or "Bulletin Board"). OTCBB eligible securities includes securities not listed on NASDAQ or a registered national securities in the U.S. and that are also required to file reports pursuant to Section 13 or 15(d) of the Securities Act of 1933, and the company is current in its periodic securities reporting obligations. CompuPrint has engaged a broker/dealer who has filed a Form 211 with the National Association of Securities Dealers ("NASD") in order to allow the quote of Inventory's common stock on the OTCBB. The market maker has committed to make a market in our securities once the Form 211 clears with the NASD. For more information on the OTCBB see its website at www.otcbb.com. If for any reason, however, any of our securities are not eligible for continued quotation on the Bulletin Board or a public trading market does not develop, purchasers of the shares may have difficulty selling their securities should they desire to do so. If we are unable to satisfy the requirements for quotation on the Bulletin Board, any trading in our common stock would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets". As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the securities offered hereby. The above-described rules may materially adversely affect the liquidity of the market for our securities. (See PLAN OF DISTRIBUTION.)

THERE ARE A LARGE NUMBER OF SHARES THAT MAY BE ISSUED UPON THE EXERCISE OF OUTSTANDING WARRANTS THAT MAY BE AVAILABLE FOR FUTURE SALE, AND THE SALE OF THESE SHARES WILL DILUTE YOUR OWNERSHIP AND MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.


As of August 15, 2002, we had 892,277 shares of common stock issued and outstanding and warrants to purchase 330,614 shares of common stock at a price of one cent ($0.01) per share. The sale of these shares issued upon the exercise of outstanding warrants would dilute your ownership in the Company by approximately one third and could adversely affect the market price of our common stock.


IF OUR STOCK DOES BECOME PUBLICLY TRADED, WE WILL LIKELY BE SUBJECT TO THE PENNY STOCK RULES, THEREFORE YOU MAY FIND IT MORE DIFFICULT TO SELL YOUR SECURITIES.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The rules require that a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the liquidity of penny stocks. If our securities become subject to the penny stock rules, investors in the offering may find it difficult to sell their securities. (See PLAN OF DISTRIBUTION.)

OUR DIRECTORS AND EXECUTIVE OFFICERS BENEFICIALLY OWN APPROXIMATELY 43% OF OUR STOCK AND WARRANTS THAT MAY BE EXERCISED INTO AN ADDITIONAL 260,023 SHARES OF OUR STOCK; THEIR INTERESTS COULD CONFLICT WITH YOURS; SIGNIFICANT SALES OF STOCK HELD BY THEM COULD HAVE A NEGATIVE EFFECT ON OUR STOCK PRICE; SHAREHOLDERS MAY BE UNABLE TO EXERCISE CONTROL.


As of August 15, 2002, our executive officers and directors were the beneficial owners of approximately 43% of our common stock and warrants that may be exercised into an additional 290,336 shares of our common stock. If our executive officers and directors were to exercise their warrants to purchase the additional 290,336 shares of our common stock they would then beneficially own approximately 56% of our common stock. As a result, our executive officers and directors will have significant ability to:


     --   elect or defeat the election of our directors;
     -- amend or prevent amendment of our articles of incorporation or bylaws; -- effect or prevent a merger, sale of assets or other corporate transaction; and
     -- control the outcome of any other matter submitted to the shareholders for vote.

As a result of their ownership and positions, our directors and executive officers, collectively, are able to significantly influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price. (See SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.)

ALL OF THE SHARES OF OUR COMMON STOCK OWNED BY OUR OFFICERS AND DIRECTORS ARE BEING REGISTERED IN THIS OFFERING AND MAY BE SOLD, WHICH MAY HAVE A NEGATIVE IMPACT ON OUR OFFICERS AND DIRECTORS' INTEREST IN OUR COMPANY'S FUTURE.

We are registering all of the shares of our outstanding common stock, including all of the shares held by our officers and directors. This will allow our officers and directors to more easily sell all of their stock in our Company, which may have a negative impact on their interest in our Company's future success.

RESALES OF STOCK BY SELLING SHAREHOLDERS MAY HAVE A NEGATIVE IMPACT ON ANY MARKET THAT MAY DEVELOP.

The resales of stock by CompuPrint's selling shareholders may have a negative impact on any market that may develop, thereby reducing the market value of your stock.

WE DO NOT EXPECT TO PAY DIVIDENDS, THEREFORE YOU MAY NOT RELY ON YOUR INVESTMENT TO BE A SOURCE OF INCOME.

We do not anticipate paying cash dividends in the foreseeable future. Therefore you may not rely on your investment in our stock as a source of income.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains certain financial information and statements regarding our operations and financial prospects of a forward-looking nature. Although these statements accurately reflect management's current understanding and beliefs, we caution you that certain important factors may affect our actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to be made in this Prospectus. For this purpose, any statements contained in this Prospectus which are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as, "may", "will", "intend", "expect", "believe", "anticipate", "could", "estimate", "plan" or "continue" or the negative variations of those words or comparable terminology are intended to identify forward-looking statements. There can be no assurance of any kind that such forward-looking information and statements will be reflective in any way of our actual future operations and/or financial results, and any of such information and statements should not be relied upon either in whole or in part in connection with any decision to invest in the shares.

                         DETERMINATION OF OFFERING PRICE

There is no established public market for the common stock being registered. The Company arbitrarily determined the proposed offering price per share.

                                 USE OF PROCEEDS

CompuPrint will not receive any proceeds from the sale of the stockholder's shares offered by this prospectus. All proceeds from the sale of the stockholders' shares will be for the account of the selling shareholders. The estimated expense of the offering is $105,400. The Company will bear the expenses in connection with this offering.


The use of proceeds from the private placement totaling $464,964.41, which occurred in 1999, was as follows: salaries 35%, wages 22%, insurance 4%, vender purchases 24%, rent 6%, new printers 2%, and miscellaneous 7%.

The use of proceeds from the private placement totaling $201,000, which occurred from September 2000 to September 2001, was as follows: salaries 30%, wages 20%, insurance 3%, vender purchases 30%, rent 6%, computer hardware and software 2 %, new printers 2%, marketing materials 3%, and miscellaneous 4%.

                                 CAPITALIZATION


The following table sets forth our capitalization as of June 30, 2002.

Total Liabilities.................................................  $   568,139
Stockholders' equity:
  Common stock, $.0001 par value; authorized 9,000,000 shares,
    issued and outstanding 892,277 shares ........................           89
  Preferred stock, $.0001 par value; authorized 1,000,000 shares,
    issued and outstanding -0- ...................................            0

  Additional paid-in capital .....................................    1,480,976

  Deficit ........................................................    1,700,550

Total shareholders' equity (deficit)..............................      219,485

Total capitalization..............................................      348,654


         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

OVERVIEW

CompuPrint, Inc. was incorporated under the laws of North Carolina on September 15, 1995. CompuPrint is a remanufacturer and distributor of laser and ink jet printer cartridges. The Company also engages in the recycling of printer cartridges.

Over the past fiscal year we have experienced a decrease in revenues and an increase in costs and an increase in losses.


The total revenues for the last fiscal year ended December 31, 2001 were $289,147, compared to $434,904 for the year before. Total revenues for the six months ended June 30, 2002, were $128,143, compared with the six months ended June 30, 2001, which were $132,523. This decrease in revenues was due largely to the loss of business from Lanier Worldwide. Lanier Worldwide was a major customer of our replacement printer cartridges until it was acquired by Richoh. When Richoh acquired Lanier Worldwide it then used its own replacement printer cartridges and discontinued using purchasing from CompuPrint. This loss began in December 2000.

The total selling, general and administrative expenses for the last fiscal year ended December 31, 2002 were $544,418, compared to $523,416 for the year before. The total selling, general and administrative expenses for the six months ended June 30, 2002, were $253,248, compared with the six months ended June 30, 2001, which were $245,503. This continued level of expenses from 2000 to 2001 was due to a delay in cutting back expenses after the loss of the Lanier Worldwide business.

The total operating expenses for the last fiscal year ended December 31, 2001 were $605,399, compared to $582,006 for the year before. The total expenses for the six months ended June 30, 2002, were $372,875, compared with the six months ended June 30, 2001, which were $276,553. This continued level of expenses from 2000 to 2001 was due to a delay in cutting back expenses after the loss of the Lanier Worldwide business. This reduction in expenses did begin in February, 2002. Net losses for the last fiscal year ended December 31, 2001 were

$535,399, compared to a net loss of $269,192 for the year before. This increase in losses was largely due to the loss of the Lanier Worldwide business.


The depreciation expense for the period ended June 30, 2002 is significantly lower than the expense for the period ended June 30, 2001 because the majority of fixed assets reached the end of their depreciable lives in 2001.


CompuPrint enjoyed large gross margins on the cartridges built for Lanier. CompuPrint's 1999 cost of goods sold was approximately 46%, which reflected Lanier's percentage of sales in excess of 50%. Through efficiencies and an increase in Lanier business as a percent of sales, the cost of goods sold decreased to 28% in 2000. With the loss of the Lanier account, the cost of goods sold increased to approximately 74% in 2001. This difference reflected both the loss of the Lanier business and the large inventory of our standard products that were built in place of Lanier products. Much of this inventory was built up in anticipation of business from Nigeria that was not obtained.

It took CompuPrint over one year to adequately cut back on expenses after the loss of the Lanier business. Many events during that period buoyed our expectations for immediate replacement of the business loss. The Lanier business was phased out over a period of approximately one year. In September of 2000 Lanier stopped purchasing our Hewlett Packard compatible cartridges and began purchasing cartridges directly from Hewlett Packard. In December of 2000 Lanier was acquired by Ricoh and the initial expression from high level Lanier management was that they would continue to purchase new Lanier specific product line from the Company. This position was reinforced until May 2001 at which time all sales to Lanier ceased. Additionally, in 2001 we had a purchase order agreement with a Nigerian company for exporting large quantities of our products. We built the inventory for the 1st order (approx. $60,000) over a 3 month period, with a $20,000.00 down payment, but the balance was not received and the relationship was terminated. Further, management had identified other new and sizable opportunities that appeared imminent based on the judgment of management that would require the current skilled workforce, which however did not result in new business. The largest component of the costs was labor and salaries. The level of these expenses was gradually reduced through attrition.

The management of the Company has made many adjustments in 2002 to improve operations. Although we continue to aggressively pursue sales of new laser and ink jet cartridges, the focus has been on expanding our empty cartridge collection program. This is the most profitable and promising segment, enjoying margins of 60-70%. This empty cartridge collection program is just beginning to be established in many areas. As the implementation continues we expect our revenues and profits to increase.

We have made significant reductions in our cost structure to more closely align our costs with the revenues and corresponding gross profit. The empty collection program has a low cost demand in terms of personnel, fixed assets, and supplies.

Management projects that CompuPrint will require an additional $30,000 in funding for working capital over a 90 day period beginning August 1, 2002 to sustain its operations. Thereafter management believes that CompuPrint's revenues will sustain its operations.


Additionally, as of June 30, 2002 CompuPrint has notes payable of $504,630 that includes $490,614 principle and accrued interest of $14,016. These notes come due on March 31, 2003.

CompuPrint's five directors have committed to loan (and or seek funding for) CompuPrint up to $180,000 for operating expenses over the next twelve months if necessary. The loans are not to exceed $15,000 per month and will be similar to the promissory notes previously executed between the directors and the Company, one year term, 10% interest rate, and may include warrants exercisable into one share of common stock for each dollar lent, with a $.01 strike price and a five year term.

CompuPrint has borrowed an additional $20,000 from two lenders since July, 2002. This includes a $10,000 loan from director Henry Scherich at 20% interest, due in one lump sum payment on March 31, 2003, with a warrant exercisable into 10,000 shares of common stock until March 31, 2007, with a strike price of $.01; and a $10,000 loan from Nutrex, Inc. at 12% interest, due in one lump sum payment on July 31, 2003, which includes a change in control provision entitling Nutrex to a total payment of $20,000 in the event of a change in control of CompuPrint. There have been no other warrants issued.


EMPLOYEES


As of August 15, 2002 we had 6 employees, including in management and administration, hourly production and full time sales representatives. There are no collective bargaining agreements in effect. We believe the relations with our employees are good.


INTELLECTUAL PROPERTY

We have no trademark, copyright or patent protection at this time.

REGULATION

Our operations are not currently subject to direct regulation by governmental agencies other than regulations applicable to businesses generally.

PROPERTY AND EQUIPMENT

We currently lease an 8,000 square foot building in Lincolnton, North Carolina, which contains our operations. We sublease this building from Ted Polk, and Tom Fox, our operations manager and sales manager respectively. Our monthly lease is $1,300. We are guarantors on the master lease Mr. Polk and Mr. Fox have with the property owner FVF Development Company, Inc., thereby guaranteeing the lease payments and the purchase of the property for $140,000 on or before February 28, 2003, should Mr. Polk and Mr. Fox fail to do either. We believe that our property is adequate and suitable for its intended purposes.

The prior lease of the facility with FVF Development Company, Inc., was a 5 year lease commencing March 20, 1997 expiring on March 20, 2002. The Company had an option to purchase the building and property at the end of this lease term, but chose to let the option expire, and the lease agreement has been terminated.

A lease purchase agreement was subsequently entered into between Ted Polk and Tom Fox and FVF Development Company, Inc. on March 20, 2002. The company pays the $1,300.00 per month lease payment to FVF Development under this new agreement. If Mr. Polk and Mr. Fox exercise their purchase option on or before February 28, 2003, the Company will continue to operate in the same facility with a separate lease agreement with the new owners.

Although most of CompuPrint's assets are at the end of their depreciable lives, management believes that the assets are not at the end of their useful lives, thus replacement is not yet required or under consideration. Also, the leasehold improvements have been fully amortized since the lease expired in early 2002.

                                 DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has sole discretion to pay cash dividends based on our financial condition, results of operations, capital requirements, contractual obligations and other relevant factors.

                             DESCRIPTION OF BUSINESS

The Company

CompuPrint is a remanufacturer and distributor of laser and ink jet printer cartridges. Additionally, the Company private labels laser cartridges for other distributors, repairs and markets laser printers, and collects empty laser and ink jet cartridges for reuse. The company's headquarters, manufacturing and distribution facilities are located in Lincolnton, North Carolina, approximately 35 miles from Charlotte, North Carolina.

The Products and Services

CompuPrint has segmented its market into 4 separate product and service categories. First are laser printer cartridges. These are further segmented into EOM cartridges (Exceeding Original Manufacturer), representing the Company's highest quality line of laser products. In order to meet the competitive demands of the traditional remanufactured market, the Company has developed a corresponding line of compatible laser cartridges. CompuPrint believes that these compatible cartridges are priced approximately 20-25% below the highest quality EOM cartridges.

The second product category is ink jet cartridges. The Company is a distributor of its own CompuPrint brand of ink jet cartridges.

The third profit category are empty laser and ink jet cartridges. Empty printer cartridges have a value due to the necessity of recapturing these cartridges for the remanufacturing process. There exists a ready market for virtually any number of empty cartridges collected and available for resale.

Finally, the servicing of laser printers is a revenue and profit segment.

The Market

The worldwide printer, print cartridge, repair and consumable market is in excess of $35 billion in sales in 2000 (according to EDM, a market research group). CompuPrint believes that 350 to 400 million printer cartridges are sold each year.

The largest industry users of these products and services are hospitals/medical, banking/mortgage processing, legal and accounting.

Competition

The major equipment manufacturers produce and sell OEM (original equipment manufacturer) cartridges for their printers and provide maintenance and service. Major companies in this category include Hewlett Packard, Canon and Lexmark (formerly IBM), as well as other major office product company's. Their competitors are made up of a large number of mostly small to medium-sized independent remanufacturers and refillers of laser and ink jet cartridges, many of whom also engage in various maintenance and service activities. These cartridge suppliers are in two general groups: (1) remanufacturers of the laser print cartridges which include CompuPrint and (2) cartridge refillers, lower quality providers and sales companies such as broker operations. The lower quality offerings from the second category provide both an obstacle and an opportunity for the Company. CompuPrint believes that there exists a reluctance by those that have experienced poor performance from the products of this second category, to consider utilizing remanufactured cartridges. With the general downturn in the economic climate today, many companies are demanding cost reductions. CompuPrint believes that with its high end products, its customers can receive cost savings without sacrificing performance.

CompuPrint does not have reliable data on its competitors' market share position or on our relative position by product segment. Again, management believes that the worldwide sales of printer cartridges are approximately 350 to 400 million units annually, and therefore, CompuPrint's sales of 3,500 to 4,000 units annually are an insignificant percentage of the entire market.

Competitive Advantages

CompuPrint believes that it enjoys competitive advantages in comparison to OEM products in 3 areas, quality, yield and price. CompuPrint believes that against other remanufacturers these advantages are even greater in the areas of quality and yield. The Company's EOM ("Exceeds Original Manufacturer") cartridges utilize high quality aftermarket components. CompuPrint believes that the quality of print form the EOM cartridges are high in terms of the density of the black print and clarity of images. Cartridge yield is the number of printed pages per cartridge.

Another important competitive advantage is the cartridge recycling program. By collecting empty laser cartridges at a low cost, the Company is able to acquire costly raw material components at less than the alternative of purchasing empty cartridges on the open market.

The sources of after-market supplies for remanufacturing print cartridges include hundreds of suppliers, and CompuPrint believes that these sources are readily available. CompuPrint's primary raw material suppliers for major components are: Static Control, Stanford, NC; Future Graphics, Chatsworth, CA; Graphic Technologies, Camarillo, CA; Oasis, Nashua, NH; AQC, Pompano, FL; and Sino, Muscle Shoals, AL.

Business Strategy

In 1997 the Company acquired an account relationship with Lanier Worldwide, and began manufacturing laser cartridges for Lanier brand products. The strength of that relationship allowed CompuPrint to grow significantly through 2000. However, in December of 2000 Lanier announced it was being acquired by Ricoh and Ricoh instructed Lanier to cease development of new private branded products from its outside supplier; namely CompuPrint. This loss of business has been significant. The challenge going forward is to replace the sales lost with Lanier. The following are some of the programs that CompuPrint has implemented to achieve this goal.

1. South Carolina Lions Clubs - The Executive Director of the S.C. Lions clubs has initiated a fund raising program in conjunction with CompuPrint, utilizing empty laser and ink jet cartridges, called "RECYCLE FOR SIGHT". The S.C. Lions will receive a contribution from CompuPrint for every empty cartridge collected. In addition, they will receive a percentage of sales of all new cartridges purchased by members and affiliated organizations.

2. North Carolina Lions Club - The N.C. Lions have a similar program in place as South Carolina Lions. Their goals are to grow the collection of empty cartridges to at least 200,000 annually. CompuPrint is working with both Lion organizations to support the achievement of their respective goals, including development of program specific literature, unique collection boxes, personal sales and support and participation.

3. Mecklenburg County Schools (North Carolina) - The Charlotte Chamber of Commerce is supporting an aggressive fund raising initiative with a goal of raising enough money to put computers in all Mecklenburg County schools. CompuPrint has partnered with the Chamber with a cartridge recycling program similar to the program described for the Lions. The Chamber has stated their goal is to be able to raise a minimum of $1 million annually with this program. It is now being pilot tested with about a dozen major Charlotte businesses including Duke Energy, Belks, and Bank of America.

4. Wake Educational Partnership- The Partnership is an independent subsidiary unit of the Wake County School System (North Carolina). Their mission is to introduce and implement new and unique educational programs to designated county schools. They must also fund those programs and the funding comes primarily through donations from area businesses. CompuPrint's cartridge recycling program fit well with their fund raising requirements. The Partnership in closely allied with all 10 Wake County, North Carolina independent Chambers of Commerce as well as all county schools, administrators, teachers and PTO's. The Program was initiated the beginning of January 2002.

5. NCARF- The North Carolina Association of Rehabilitation Facilities (NCARF) is the association for the states independent training facilities for people with disabilities. They have 65 members throughout North Carolina. The CompuPrint sales team will be working to support its recycling collection program as well as the sale of new cartridge products to those members and their support organizations. The Executive Director of NCARF strongly supports this Program.

Our products are distributed by several methods. Transit methods include common carrier and UPS. Shipments are to either our distributors' warehouse facilities or direct shipped to end users with our invoice going to the appropriate distributor. Other intermediaries for our products are independent sales representatives. Distribution under this arrangement is direct shipment to and invoicing to the end user, with a commission payment to the independent sales representative.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The following are CompuPrint's directors and executive officers. The terms of all directors expire at the next annual meeting of shareholders and upon election of their successors. The terms of all officers expire at the next annual meeting of the board of directors and upon the election of the successors of such officers.

Name                           Age      Position
----                           ---      --------
David R. Allison               54       President, CFO and Chairman of the Board
Jennifer C. Shults             31       Secretary
Henry H. Scherich, Ph.D.       63       Director
Joseph Isaac "Ike" Lewis       61       Director
Peter L. Coker, Sr.            59       Director
Andrew S. Holt, III            71       Director

DAVID R. ALLISON, President, CFO and Chairman of the Board of Directors since August, 2000. From September, 1999 to July 2000 he was vice president of sales for CompuPrint. From 1993 to August 1999 he was vice president of Custom Craft Packaging, Inc. From 1985 to 1993 he was the founder and president of Com-Tech Packaging, Inc. Mr. Allison graduated from the University of Denver with a B.S degree in Business Administration in 1971.

JENNIFER C. SHULTS, Secretary. Ms. Shults has been the secretary, and manager of quality, training and R&D, since 1999. From 1997 to 1999 Ms. Shults was a press operator at Steel Rubber Products, Inc. From 1994 to 1997 Ms. Shults was an inspection supervisor at Natural Knit Fabrics, Inc.

ANDREW S. HOLT, III, Director. Mr. Holt has been a director since 1996. 1n 1999 Mr. Holt retired from a career in the insurance brokerage business. From 1994 to 1999 he was a broker with World Marketing Alliance, Inc. Mr. Holt graduated from the University of North Carolina at Chapel Hill with a B.S. in Business Administration in 1954.

HENRY H. SCHERICH, PH.D., Director. Dr. Scherich has been a director since 2000. Since 1981 Dr. Scherich has been the President and CEO of Measurement Incorporated. Measurement Incorporated is an employee-owned corporation which contracts with state and local departments of education, other educational agencies, and private businesses to develop and score educational tests. Dr. Scherich is a member of the following boards: Downtown Durham, Inc. Board of Directors, 1994-present; Duke University Eye Center Board of Advisors, 1999-present; Durham Chamber of Commerce; Board of Directors, 1999-present; The Carolina Theatre of Durham Board of Trustees, 1996-present; and Hayti Heritage Center Board of Directors. Dr. Scherich earned his BA from Ottawa University, his MA from University of Illinois, Champaign - Urbana, Illinois, and his Ph.D. from Southern Illinois University, Carbondale, Illinois.

PETER L. COKER, SR., Director. Mr. Coker has been a director since 2000. Mr. Coker has been a Partner and Senior Managing Director of Capital Investment Partners, LLC, an investment banking firm in Raleigh, NC since 1996. He is currently Managing Director of Tryon Capital, LLC. Mr. Coker founded American Asset Management Company, Inc. (New York) in 1978. As President, he built the investment advisory firm to $500 million under management which included equity and debt management as well as hedging currency risks for foreign clients. Mr. Coker is a partner and one third owner of BIP Partnership, an investment
partnership.    From   1968   to   1977,    Mr.   Coker   was   Assistant   Vice
President/Investment Officer of Bethlehem Steel Corporation with investment responsibilities for their self-managed one billion dollar pension fund. From 1977 to 1978, Mr. Coker was a Senior Investment Officer at McGlinn Investment Services, Reading, Pennsylvania.

Mr. Coker currently sits on the boards of directors of RemoteLight, Inc., e-trials, Inc., and The North Carolina State University Investment Fund, and Equitel, Inc. (formerly Wolfpack Corporation). He is also a member of the New York Society of Security Analysts. He graduated from North Carolina State University in 1966 with a B.A. degree in Economics, and in 1968 with a M.A. degree in Economics.

JOSEPH ISAAC "IKE" LEWIS, Director. Mr. Lewis has been a director since 1996. Mr. Lewis has been the secretary and treasurer of IKEX, Inc. since 1993. IKEX is in the business of agricultural seeds and fertilizers. Mr. Lewis is the president and a director of UBA Enterprises, Inc. an investment company. Mr. Lewis is a partner and one third owner of BIP Partnership, an investment partnership. From 1961 to 1993, Mr. Lewis was president and CEO of Southern Seeds, Inc., which is in the business of agricultural seeds and fertilizers. Mr. Lewis is the chairman of the board of directors of Community Resources Exchange and also serves on the board and MayCraft, Inc. Mr. Lewis earned a B.S. Degree in Forest Management from North Carolina State University in 1963.

EXECUTIVE COMPENSATION

Fiscal year ended 2001 we paid our president and CFO David R. Allison $39,900.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


The following table sets forth certain information regarding beneficial ownership of our common stock as of August 15, 2002 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group:


                                                                       AMOUNT OF COMMON        PERCENT OF CLASS
NAME AND ADDRESS OF                   EXECUTIVE OFFICE HELD           STOCK BENEFICIALLY           OF COMMON
BENEFICIAL OWNER (1)                         (IF ANY)                      OWNED (2)               STOCK (3)
--------------------                         --------                      ---------               ---------
David R. Allison                      President, CEO and Director          98,268 (4)                 11%

Peter L. Coker, Sr.                   Director                            487,413 (5)                 44%

Joseph Isaac "Ike" Lewis              Director                             47,193 (6)                  5%


Henry H. Scherich                     Director                             15,705 (7)                  1%


Andrew S. Holt, III                   Director                              3,062 (8)                 <1%

Eugene V. Grace                       Shareholder                          95,972                     10%
911 Broad Street
Durham, NC 27705

Judith C. Vinyard                     Shareholder                          50,000                      6%
611 Patio Drive
Columbia, SC 29212

All Executive Officers and Directors
as a Group (4 persons)                                                    647,641 (9)                 56%

(1) Unless otherwise indicated, the address of each principal shareholder is c/o CompuPrint, Inc., 2457 Industrial Park Road, Lincolnton, North Carolina 28092.

(2) Beneficial Ownership is determined in accordance with Rule 13d-3 of the 1934 Exchange Act and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of June 11, 2002 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. To the best knowledge of CompuPrint, each of the beneficial owners listed herein has direct ownership of and sole voting power and investment power with respect to the shares of our common stock, except as set forth herein.

(3) Percentages are based on a total of 892,277 shares of common stock outstanding on June 11, 2002, and the shares issuable upon exercise of warrants within 60 days of June 11, 2002, as described below.

(4) Includes 15,398 shares subject to warrants exercisable within 60 days. Also, includes 8,500 shares subject to warrants exercisable within 60 days held by the Elizabeth H. Allison 1995 Education Trust of which Mr. Allison and members of Mr. Allison's family are beneficiaries.

(5) Includes 210,165 shares subject to warrants exercisable within 60 days. Includes 87,848 shares held by the Three Oaks Trust of which Mr. Seaford is the trustee and beneficial owner; however, pursuant to the Voting Trust Agreement, dated September 30, 2000, all voting rights are held by Peter L. Coker, Sr. Further, Mr. Seaford and Mr. Coker have entered into an agreement whereby Mr. Coker has the right to purchase these 87,848 shares. This Voting Trust Agreement will terminate either upon mutual agreement of the parties or when Mr. Coker purchases from Mr. Seaford all of the shares that are subject to the Voting Trust Agreement. Neither of these events has occurred.

(6) Includes 5,651 shares subject to warrants exercisable within 60 days. Includes 10,000 shares held by IKEX Profit Sharing. Mr. Lewis is the secretary and treasurer of IKEX, Inc., which controls IKEX Profit Sharing. Mr. Lewis' son, Exum Lewis is the majority shareholder of IKEX, Inc. Also includes 20,000 shares held by UBA Enterprises, Inc., and includes 11,542 shares subject to warrants held by UBA Enterprises, Inc. exercisable within 60 days. Mr. Lewis is the president, director and a minority shareholder of UBA Enterprises, Inc.


(7)  Includes 15,705 shares subject to warrants exercisable within 60 days.


(8)  Includes 3,062 shares subject to warrants exercisable within 60 days.

(9)  Includes 260,023 shares subject to warrants exercisable within 60 days.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There is a Voting Trust Agreement dated September 30, 2000, among David T. Seaford, CompuPrint and Peter L. Coker, whereby Peter L. Coker is the trustee of David T. Seaford's 87,848 shares of common stock of CompuPrint, and as such Peter L. Coker has the voting rights to those shares.


In January 2001, CompuPrint's founder and former president David T. Seaford sold to David R. Allison 10,000 shares of Mr. Seaford's CompuPrint common stock in exchange for $900 and 2,040 shares of Wolfpack Corporation (now Equitel, Inc.) common stock which was owned by David R. Allison. The Wolfpack stock was valued at $2.50 per share and the value placed on the 10,000 shares of the CompuPrint common stock was $.60 per share. The total purchase price was $6,000. The market price of the Wolfpack stock in January, 2001 was $.66 per share. The valuation of the Wolfpack stock and CompuPrint stock was a negotiated price that the parties mutually agreed upon on October 1, 2000 when the purchase agreement was entered into.


Pursuant to the Stock Purchase and General Release Agreement, between David T. Seaford, Peter L. Coker, David R. Allison and CompuPrint, signed October 1, 2000, CompuPrint purchased 27,000 shares of it's common stock at $.30 per share from David T. Seaford as follows: on January 19, 2001, 9,000 shares; on July 2, 2001, 9,000 shares; and on August 15, 2001, 9,000 shares.


In April 2001, CompuPrint's founder and former president David T. Seaford sold to David R. Allison 15,000 shares of Mr. Seaford's CompuPrint common stock in exchange for $1,687.50 and 3,825 shares of Wolfpack Corporation common stock which was owned by David R. Allison. The Wolfpack stock was valued at $2.50 per share and the value placed on the 15,000 shares of the CompuPrint common stock was $.75 per share. The total purchase price was $11,250. The market price of the Wolfpack stock in April, 2001 was $.63 per share. The valuation of the Wolfpack stock and CompuPrint stock was a negotiated price that the parties mutually agreed upon on October 1, 2000 when the purchase agreement was entered into.


In July 2001, CompuPrint's founder and former president David T. Seaford sold to David R. Allison, CompuPrint's president, CEO and Chairman of the Board of Directors, 20,000 shares of CompuPrint's common stock in exchange for $2,700 and 6,120 shares of Wolfpack Corporation common stock which was owned by David R. Allison. The Wolfpack stock was valued at $2.50 per share and the value placed on the 20,000 shares of CompuPrint's common stock was $.90 per share. The total purchase price was $18,000. The market price of the Wolfpack stock in July, 2001 was $.55 per share. The valuation of the Wolfpack stock and CompuPrint stock was a negotiated price that the parties mutually agreed upon on October 1, 2000 when the purchase agreement was entered into.

In October 2001, CompuPrint's founder and former president David T. Seaford sold to David R. Allison 25,000 shares of CompuPrint's common stock in exchange for $3,937.50 and 8,925 shares of Wolfpack Corporation common stock which was owned by David R. Allison. The Wolfpack stock was valued at $2.50 per share and the value placed on the 25,000 shares of the CompuPrint common stock was $1.05 per share. Total purchase price $26,250. The market price of the Wolfpack stock in October, 2001 was $1.90 per share. The valuation of the Wolfpack stock and CompuPrint stock was a negotiated price that the parties mutually agreed upon on October 1, 2000 when the purchase agreement was entered into.

In January 2002, CompuPrint issued 25,000 shares of its common stock to KGL Investments, Ltd., the beneficial owner of which is Kaplan Gottbetter & Levenson, LLP, counsel to the Company. The shares were issued in exchange for $25,000 worth of legal services rendered. The shares were valued at $1.00 per share.

In March, 2002, for loans received CompuPrint issued a promissory note dated March 11, 2002 (and amendments thereto), in the amount of $50,000 at 12%, to BIP Partners. The principal and interest are due in one payment on March 11, 2003. This note also requires that in the event of a change in control of CompuPrint that additional compensation will be due in the amount of the note minus interest due. BIP Partners are Peter L. Coker, Sr., Joseph Isaac "Ike" Lewis and Bobby Stanley.

In March, 2002, for loans received CompuPrint issued a promissory note dated March 11, 2002 (and amendments thereto), in the amount of $20,000 at 12%, to Peter L. Coker, Sr. The principal and interest due are in one payment on March 11, 2003.

In March 2002, for loans received CompuPrint issued a replacement promissory note to David R. Allison. The promissory note is dated March 31, 2002 for $15,398.35 at 10%, which includes a warrant to purchase 15,398 shares of CompuPrint's common stock at $.01 per share. The principal and interest are due in one payment on March 11, 2003. The warrant is dated March 31, 2002 and expires March 31, 2007. CompuPrint is not registering the issuance or resale of the warrant shares accompanying the promissory note.

In March, 2002, for loans received, CompuPrint issued a promissory note to the Elizabeth H. Allison 1995 Education Trust. David R. Allison is among the beneficiaries to the Elizabeth H. Allison 1995 Education Trust. The promissory note is dated March 31, 2002, for $8,500 at 10%, which includes a warrant to purchase 8,500 shares of CompuPrint's common stock at $.01 per share. The principal and interest are due in one payment on March 31, 2003. The warrant is dated March 31, 2002 and expires March 31, 2007. CompuPrint is not registering the issuance or resale of the warrant shares accompanying the promissory note.

In March 2002, for loans received, CompuPrint issued a replacement consolidated promissory note to Peter L. Coker, Sr. The promissory note is dated March 31, 2002, for $210,164.83 at 10%, which includes a warrant to purchase 210,165 shares of CompuPrint's common stock at $.01 per share. The principal and interest are due in one payment on March 31, 2003. The warrant is dated March 31, 2002 and expires March 31, 2007. CompuPrint is not registering the issuance or resale of the warrant shares accompanying the promissory note. This promissory note replaces and consolidates 14 promissory notes issued to Mr. Coker from March 2000 to November 2001.

In March 2002, for loans received, CompuPrint issued a replacement promissory note to director Henry H. Scherich. The promissory note is dated March 31, 2002 for $5,705.03 at 10%, which includes a warrant to purchase 5,705 shares of CompuPrint's common stock at $.01 per share. The principal and interest are due in one payment on March 31, 2003. The warrant is dated March 31, 2002 and expires March 31, 2007. CompuPrint is not registering the issuance or resale of the warrant shares accompanying the promissory note.

In March 2002, for loans received, CompuPrint issued a promissory note to director Andrew S. Holt, III. The promissory note is dated March 31, 2002 for $3,061.89 at 10%, which includes a warrant to purchase 3,062 shares of CompuPrint's common stock at $.01 per share. The principal and interest are due in one payment on March 31, 2003. The warrant is dated March 31, 2002 and expires March 31, 2007. CompuPrint is not registering the issuance or resale of the warrant shares accompanying the promissory note.

In March 2002, for loans received, CompuPrint issued a replacement promissory note to director Joseph Isaac "Ike" Lewis. The promissory note is dated March 31, 2002 for $5,650.57 at 10%, which includes a warrant to purchase 5,651 shares of CompuPrint's common stock at $.01 per share. The principal and interest are due in one payment on March 31, 2003. The warrant is dated March 31, 2002 and expires March 31, 2007. CompuPrint is not registering the issuance or resale of the warrant shares accompanying the promissory note.

In March 2002, for loans received, CompuPrint issued a replacement promissory note to UBA Enterprises, Inc. The promissory note is dated March 31, 2002 for $11,541.71 at 10%, which includes a warrant to purchase 11,542 shares of CompuPrint's common stock at $.01 per share. The principal and interest are due in one payment on March 31, 2003. The warrant is dated March 31, 2002 and expires March 31, 2007. CompuPrint is not registering the issuance or resale of the warrant shares accompanying the promissory note. CompuPrint's director Joseph Isaac "Ike" Lewis is also a director of UBA Enterprises, Inc.


In July, 2002, for loans received CompuPrint issued a promissory note dated July 12, 2002 (and amendments thereto), in the amount of $10,000 at 12%, to Nutrex, Inc. The principal and interest are due in one payment on July 31, 2003. This note also requires that in the event of a change in control of CompuPrint that additional compensation will be due in the amount of the note minus interest due. Nutrex is controlled by William Fox who is the father of Tom Fox, CompuPrint's manager and landlord.

In August 2002, for loans received, CompuPrint issued a promissory note to director Henry H. Scherich. The promissory note is dated August 15, 2002 for $10,000 at 20% interest, which includes a warrant to purchase 10,000 shares of CompuPrint's common stock at $.01 per share. The principal and interest are due in one payment on March 31, 2003. The warrant is dated August 15, 2002 and expires March 31, 2007. CompuPrint is not registering the issuance or resale of the warrant shares accompanying the promissory note.


The directors of CompuPrint have agreed that they will personally provide, or obtain from other sources, further funding to CompuPrint in the amount of up to $180,000 during the next 12 months, not to exceed $15,000 per month, if necessary for operations of CompuPrint.

We believe that the terms of the above transactions are commercially reasonable and no less favorable to us than we could have obtained from an unaffiliated third party on an arm's length basis. To the extent we may enter into any agreements with related parties in the future, the board of directors has determined that such agreements must be on similar terms.

                            DESCRIPTION OF SECURITIES

Our authorized capital stock currently consists of 9,000,000 shares of Common Stock, par value $.0001 per share, of which 892,277 shares are issued and outstanding as of the date of the prospectus, and 1,000,000 shares of preferred stock, par value $.0001 per share, of which no shares are issued and outstanding, the rights and preferences of which may be established from time to time by our Board of Directors.

The following description of our securities contains all material information. However, the description of our securities contained herein is a summary only and may be exclusive of certain information that may be important to you. For more complete information, you should read our Certificate of Incorporation together with our corporate bylaws.

COMMON STOCK

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do have cumulative voting rights. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our board of directors out of funds legally available therefor.

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably, our net assets available after the payment of:

     a. all secured liabilities, including any then outstanding secured debt securities which we may have issued as of such time;

     b. all unsecured liabilities, including any then unsecured outstanding secured debt securities which we may have issued as of such time; and

     c.   all liquidation preferences on any then outstanding preferred stock.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

PREFERRED STOCK

Our board of directors is authorized, without further stockholder approval, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. These shares may have rights senior to our common stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of us. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. At present, we have no plans to issue any shares of our preferred stock.

REPORTS TO STOCKHOLDERS

We intend to furnish our stockholders with annual reports containing audited financial statements as soon as practical after the end of each fiscal year. Our fiscal year ends December 31.

TRANSFER AGENT


We have appointed Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004 as transfer agent for our common stock.


                              SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling shareholders. We will not receive any proceeds from the resale of the common stock by the selling shareholders; nor will we receive proceeds from the notes, other than relief of indebtedness.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.


                                    SHARES OF                          SHARES OF                        PERCENTAGE OF
                                  COMMON STOCK        BENEFICIAL         COMMON         BENEFICIAL          COMMON
                                  ISSUABLE UPON       OWNERSHIP          STOCK          OWNERSHIP        STOCK OWNED
                                   EXERCISE OF        BEFORE THE      INCLUDED IN       AFTER THE       AFTER OFFERING
             NAME                   WARRANTS         OFFERING (1)      PROSPECTUS    OFFERING (1)(2)        (1)(2)
             ----                   --------         ------------      ----------    ---------------        ------
D. Chad Allison                                          1,370            1,370               0                0
David R. Allison                     23,898             98,268           74,370               0                3%
Robert D. Aramony                    18,803             28,803           10,000          18,803                2%
BC&W Partners                                            5,205            5,205               0                0
James L. & Elizabeth L. Beckham                         10,000           10,000               0                0
F.K. Borden                                              6,000            6,000               0                0
John W. Canzano                                         13,699           13,699               0                0
Peter L. Coker, Jr.                                     13,700           13,700               0                0
Peter L. Coker, Sr.                 210,165            487,413 (3)      277,248 (4)     210,165               24%
Gordon Crowther                                          2,740            2,740               0                0
Leith Crowther                                           1,370            1,370               0                0
Joseph DeFelice                                          2,740            2,740               0                0
Jane Derickson-Friar                                     5,480            5,480               0                0
Douglas R. Doering                                       1,370            1,370               0                0
Mikell Blair Eddins                                     10,000           10,000               0                0
Anthony Fazio                                            4,110            4,110               0                0
Neil Ferguson                                           14,000           14,000               0                0
William E. Fox                                          10,000           10,000               0                0
Lisa Marie Goold                                         5,000            5,000               0                0

                                    SHARES OF                          SHARES OF                        PERCENTAGE OF
                                  COMMON STOCK        BENEFICIAL         COMMON         BENEFICIAL          COMMON
                                  ISSUABLE UPON       OWNERSHIP          STOCK          OWNERSHIP        STOCK OWNED
                                   EXERCISE OF        BEFORE THE      INCLUDED IN       AFTER THE       AFTER OFFERING
             NAME                   WARRANTS         OFFERING (1)      PROSPECTUS    OFFERING (1)(2)        (1)(2)
             ----                   --------         ------------      ----------    ---------------        ------
Eugene V. Grace                                         95,972           95,972               0                0
Rondell L. Gregory                                       8,347            8,347               0                0
John Hanges                                              1,370            1,370               0                0
Paul Hoyle                                              10,000           10,000               0                0
Ira A. Hunt, Jr.                                         2,128            2,128               0                0
Joseph E. Hutchens                                      30,960           30,960               0                0
IKEX Profit Sharing                                     10,000           10,000               0                0
Iva Dean Winkler Living Trust                            2,740            2,740               0                0
KGL Investments, Ltd. (5)                               25,000           25,000               0                0
William F. Lane and
  Barbara D. Lane                                        9,663            9,663               0                0
Samuel Lee/Glen D. Lee                                   1,370            1,370               0                0
Edward W. Lenz                                           1,370            1,370               0                0
Lawrence Lundy                                           5,798            5,798               0                0
J. Douglas McCullough                                    1,370            1,370               0                0
Ancrum R. Newman                                         1,950            1,950               0                0
Harold H. Reddick, Jr.                                   1,897            1,897               0                0
Darren Ricchi                                            1,500            1,500               0                0
James David Risk                                         5,957            5,957               0                0
Les Robinson                                             2,074            2,074               0                0
Angela C. Sabella                                       13,699           13,699               0                0
Henry H. Scherich                    15,705             11,705            6,000           5,705               <1%
James S. Smitherman, Jr.             10,206             25,686           15,480          10,206                1%
Susan D. Smitherman                                     10,000           10,000               0                0

                                    SHARES OF                          SHARES OF                        PERCENTAGE OF
                                  COMMON STOCK        BENEFICIAL         COMMON         BENEFICIAL          COMMON
                                  ISSUABLE UPON       OWNERSHIP          STOCK          OWNERSHIP        STOCK OWNED
                                   EXERCISE OF        BEFORE THE      INCLUDED IN       AFTER THE       AFTER OFFERING
             NAME                   WARRANTS         OFFERING (1)      PROSPECTUS    OFFERING (1)(2)        (1)(2)
             ----                   --------         ------------      ----------    ---------------        ------
Corroll Snugs                                           10,000           10,000               0                0
Solid Rock Trust                                         2,740            2,740               0                0
Bobby H. Stanley                                        10,000           10,000               0                0
Stallings Brothers, Inc.                                20,000           20,000               0                0
Anthony Tang                                            13,699           13,699               0                0
TelAmeriCard Corporation                                10,461           10,461               0                0
George Timmerman                                        10,000           10,000               0                0
Mark Trivette                                            1,370            1,370               0                0
UBA Enterprises, Inc.                11,542             31,542           20,000          11,542                1
Jim Vancina/Joyce Vancina                                6,850            6,850               0                0
Judith C. Vinyard                                       50,000           50,000               0                0
William H. Wade, Jr.                                     1,370            1,370               0                0
Larry D. Wren                                            2,740            2,740               0                0
Total                               280,319                             892,277               0


(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling shareholder has sole or shared voting power or investment power and also any shares the selling shareholder has the right to acquire within 60 days. The warrants listed are for common stock, have a strike price of $.01 per share and expire on March 31, 2007.


(2)  Assumes that all securities offered hereby will be sold.

(3) Includes 210,165 shares subject to warrants exercisable within 60 days. Includes 87,848 shares held by the Three Oaks Trust of which Mr. Seaford is the trustee and beneficial owner; however, pursuant to the Voting Trust Agreement, dated September 30, 2000, all voting rights are held by Peter L. Coker, Sr. Further, Mr. Seaford and Mr. Coker have entered into an agreement whereby Mr. Coker has the right to purchase these 87,848 shares. This Voting Trust Agreement will terminate either upon mutual agreement of the parties or when Mr. Coker purchases from Mr. Seaford all of the shares that are subject to the Voting Trust Agreement. Neither of these events has occurred.

(4) Includes 87,848 shares held by the Three Oaks Trust of which Mr. Seaford is the trustee and beneficial owner. However, pursuant to the Voting Trust Agreement, dated September 30, 2000, all voting rights are held by Peter L. Coker, Sr. Further, Mr. Seaford and Mr. Coker have entered into an agreement whereby Mr. Coker has the right to purchase these 87,848 shares. This Voting Trust Agreement will terminate either upon mutual agreement of the parties or when Mr. Coker purchases from Mr. Seaford all of the shares that are subject to the Voting Trust Agreement. Neither of these events has occurred.

(5) KGL Investments, Ltd. of which the beneficial owner is Kaplan Gottbetter & Levenson, LLP counsel to CompuPrint.

                              PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered by this prospectus on any stock exchange, market or trading facility on which the shares are then traded or in private transactions at a price of $1.00 per share until our shares are quoted on the Over the Counter Bulletin Board ("OTCBB") and thereafter at prevailing market prices or privately negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     a.   ordinary   brokerage   transactions  and  transactions  in  which  the
          broker-dealer solicits purchasers;

     b. block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     c.   purchases  by  a   broker-dealer   as  principal  and  resale  by  the
          broker-dealer for its account;

     d.   privately negotiated transactions; and

     e.   a combination of any such methods of sale.

In addition, any shares that qualify for sale under Rule 144 may be sold under Rule 144 rather than through this prospectus.

In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. None of the selling shareholders are broker-dealers or affiliates of broker-dealers. There are no standby agreements or agreements with any broker-dealers or underwriting firms to resell on behalf of the selling shareholders.

Selling shareholders may sell their shares in all 50 states in the U.S. CompuPrint will be profiled in the Standard & Poor's publications or "manuals".

We have advised the selling stockholders that while they are engaged in a distribution of the shares included in this Prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this Prospectus.

CompuPrint will keep this Prospectus current with the Securities and Exchange Commission until the earlier of (i) the date that all shares offered by this Prospectus have been sold by the selling shareholders or (ii) twenty-four (24) months from the effective date of the Registration Statement on Form SB-2 that CompuPrint has filed with the SEC. All costs and expenses of registration shall be borne by CompuPrint.

                            MARKET FOR COMMON EQUITY

SHARES ELIGIBLE FOR FUTURE SALE

MARKET INFORMATION

There is no public trading market on which CompuPrint's Common Stock is traded. CompuPrint has engaged a broker/dealer who has filed a Form 211 with the National Association of Securities Dealers ("NASD") in order to allow the quote of CompuPrint's common stock on the Over-the-Counter Bulletin Board (OTCBB). There is no assurance that our common stock will be included on the OTCBB.

There are fifty-five (55) record holders of common equity.


There are warrants outstanding to purchase 330,614 shares of CompuPrint common stock.


We have outstanding 892,277 shares of our common stock. Of these shares, 892,277 shares, will be freely tradable without restriction under the Securities Act unless held by our "affiliates" as that term is defined in Rule 144 under the Securities Act. These shares will be eligible for sale in the public market, subject to certain volume limitations and the expiration of applicable holding periods under Rule 144 under the Securities Act. Non-affiliates currently hold 504,659 shares of our common stock fifty-seven percent (57%) of our outstanding shares. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner or affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (1)% of the number of shares of common stock then outstanding or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a From 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

We can offer no assurance that an active public market in our shares will develop. Future sales of substantial amounts of our shares in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

                                LEGAL PROCEEDINGS

We are not a party to, nor are we aware of any existing, pending or threatened lawsuits or other legal actions.

                                  LEGAL MATTERS

Certain legal matters, including the legality of the issuance of the shares of common stock offered herein, are being passed upon for us by our counsel, Kaplan Gottbetter & Levenson, LLP, 630 Third Avenue, New York, New York 10017.

                                     EXPERTS

The financial statements of CompuPrint, Inc., as of December 31, 2001 and for the period from December 31, 2000 through December 31, 2001, have been included herein and in the registration statement in reliance upon the report of Rogoff & Company, P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of that firm as experts in accountant and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

We have not previously been required to comply with the reporting requirements of the Securities Exchange Act. We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by this prospectus. The prospectus is part of the registration statement, and, as permitted by the SEC's rules, does not contain all of the information in the registration s For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits and schedules filed as a part of this registration statement. You can review the registration statement and its exhibits at the public reference facility maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The registration statement is also available electronically on the World Wide Web at http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

                                 CompuPrint, Inc


Auditors' Report ............................................................F-1

Balance Sheet of December 31, 2001, and June 30, 2002 (unaudited)............F-2

Statements of Operations for the years ended December 31, 2001 and 2000, and six months ended June 30, 2002 and 2001 (unaudited)....................F-3

Statements of Cash Flows for the years ended December 31, 2001 and 2000 and six months ended June 30, 2002 and 2001 (unaudited)....................F-4

Statement of Changes in Shareholders' Equity for the years ended
  December 31, 2001 and 2000, and six months ended June 30, 2002 and
  2001 (unaudited)...........................................................F-5

Notes to Financial Statements ...............................................F-6

                             ROGOFF & COMPANY, P.C.
                         275 MADISON AVENUE, SUITE 1400
                            NEW YORK, NEW YORK 10016
                                 (212) 557-5666


                          INDEPENDENT AUDITORS' REPORT


The Shareholders and Board of Directors
CompuPrint, Inc.:


We have audited the accompanying balance sheets of CompuPrint, Inc., as of December 31, 2001 and the related statements of operations, of cash flows and of changes in shareholders' equity for the years ended December 31, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CompuPrint, Inc. at December 31, 2001 and the results of its operations, its cash flows and the changes in its shareholders' equity for the year ended December 31, 2001 and 2000, in conformity with accounting principles generally accepted in the United States of America.


/s/ Rogoff and Company, P.C.

New York, New York
May 28, 2002

                                COMPUPRINT, INC.

                                 BALANCE SHEETS

                                                                  December 31,   June 30,2002
                                                                      2001        (unaudited)
                                                                  -----------    ------------
                                     ASSETS
Current assets:

  Cash                                                            $     4,440     $    10,257
  Accounts receivable                                                  29,179          32,696
  Other receivables                                                        --              40
  Inventory                                                            94,644          63,713
  Discount on notes payable                                                --         238,056
                                                                  -----------     -----------
  Total current assets                                                128,263         344,762

  Property & equipment - net of accumulated
   depreciation of $192,821 and $202,166                               13,237           3,892
                                                                  -----------     -----------

  Total assets                                                    $   141,500     $   348,654
                                                                  ===========     ===========

                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:

  Accounts payable and accrued expenses                           $    80,503     $    63,509
  Current portion of long-term debt                                        --         504,630
                                                                  -----------     -----------

  Total current liabilities                                            80,503         568,139

  Long-term debt, net of current portion                              308,664              --
                                                                  -----------     -----------

  Total liabilities                                                   389,167         568,139
                                                                  -----------     -----------
Commitments and contingencies (note 9)                                     --              --

Shareholders' equity (deficit):

  Preferred stock, par value $0.0001 -
   1,000,000 shares authorized, 0
    shares issued and outstanding                                          --              --
  Common stock, par value $0.0001 -
   9,000,000 shares authorized; 865,777
    and 892,277 shares issued and outstanding                              87              89
  Additional paid-in capital                                        1,137,070       1,480,976
  Deficit                                                          (1,384,824)     (1,700,550)
                                                                  -----------     -----------
  Total shareholders' equity (deficit)                               (247,667)       (219,485)
                                                                  -----------     -----------
  Total liabilities and shareholders' equity (deficit)            $   141,500     $   348,654
                                                                  ===========     ===========

                 See accompanying Notes to Financial Statements

                                COMPUPRINT, INC.

                            STATEMENTS OF OPERATIONS

                                                                     (unaudited)
                                            Year Ended             Six-Months Ended
                                            December 31,               June 30,
                                      ----------------------    ----------------------
                                         2001         2000         2002         2001
                                      ---------    ---------    ---------    ---------
Revenues                              $ 289,147    $ 434,904    $ 128,143    $ 132,523

Cost of Goods Sold                      219,007      122,090       70,994       95,218
                                      ---------    ---------    ---------    ---------
Gross Profit                             70,140      312,814       57,149       37,305

Operating Expenses:

  Selling, General & Administrative     544,418      523,416      253,248      245,503
  Depreciation & Amortization            45,456       52,190        9,345       22,804
  Interest Expense                       15,525        6,400      110,282        8,246
                                      ---------    ---------    ---------    ---------

Total operating expenses                605,399      582,006      372,875      276,553
                                      ---------    ---------    ---------    ---------

NET (LOSS)                            $(535,259)   $(269,192)   $(315,726)   $(239,248)
                                      =========    =========    =========    =========
Net (Loss) Per Share:
  Basic                               $   (0.68)   $   (0.42)   $   (0.35)   $   (0.34)
                                      =========    =========    =========    =========
Weighted average shares of
  common stock used in
  calculation of net (loss)
  per share                             783,050      643,700      892,277      684,705
                                      =========    =========    =========    =========

                 See accompanying Notes to Financial Statements.

                                COMPUPRINT, INC.

                            STATEMENTS OF CASH FLOWS

                                                                              (unaudited)
                                                     Year Ended             Six-Months Ended
                                                    December 31,                June 30,
                                               ----------------------    ----------------------
                                                  2001         2000         2002         2001
                                               ---------    ---------    ---------    ---------
Cash Flows From Operating Activities:
  Net (loss)                                   $(535,259)   $(269,192)   $(315,726)   $(239,248)

  ADJUSTMENTS TO RECONCILE NET LOSS TO
   CASH USED BY OPERATING ACTIVITIES:

  Depreciation & Amortization                     45,609       52,190       88,697       22,804
  Stock issued for services                           --           --       26,500           --

  (Increase) decrease in accounts receivable      11,214       30,310       (3,517)      27,353
  (Increase) decrease in inventories              74,186      (10,386)      30,931       19,668
  (Increase) decrease in other assets             32,750       (7,500)         (40)          --
  Increase (decrease) in accounts payable         57,296      (43,927)     (16,994)      18,579
                                               ---------    ---------    ---------    ---------
Cash (used by) operating activities             (314,204)    (248,505)    (190,149)    (150,844)

Cash Flows From Investing Activities:
  Purchase of equipment                             (687)          --           --           --
                                               ---------    ---------    ---------    ---------

Net cash (used in) investing activities             (687)          --           --           --

Cash Flows From Financing Activities:

  Proceeds from issuance of long-term debt       146,700      161,965      195,966       49,100
  Proceeds from common stock sales               201,000       50,000           --      145,000
  Redemption of common stock                      (8,100)          --           --       (2,700)
                                               ---------    ---------    ---------    ---------
Net cash provided by financing activities        339,600      211,965      195,966      191,400
                                               ---------    ---------    ---------    ---------

Net Increase (Decrease) in cash                   24,709      (36,540)       5,817       40,556

Cash, beginning of period                        (20,269)      16,271        4,440      (20,269)
                                               ---------    ---------    ---------    ---------

Cash, end of period                            $   4,440    $ (20,269)   $  10,257    $  20,287
                                               =========    =========    =========    =========

Interest Paid                                  $     926    $     935    $     268    $     144
                                               =========    =========    =========    =========
Non-Cash items:
  Stock issued for services                    $      --    $      --    $  26,500    $      --
                                               =========    =========    =========    =========
  Warrants issued for interest expense         $      --    $      --    $ 317,408    $      --
                                               =========    =========    =========    =========

                 See accompanying Notes to Financial Statements.

                                COMPUPRINT, INC.

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
               AND FOR SIX-MONTHS ENDED JUNE 30, 2002 (UNAUDITED)

                                                             Additional        Retained
                                    Number of     Common       Paid-In         Earnings
                                      Shares       Stock       Capital         (Deficit)          Total
                                    ---------     ------     -----------      -----------      -----------
Balance January 1, 2000               641,777      $ 65      $   894,192      $  (580,373)     $   313,884

Issuance of common stock
  at $1.00 per share                   50,000         5           49,995               --           50,000

Net (loss)                                 --        --               --         (269,192)        (269,192)
                                     --------      ----      -----------      -----------      -----------

Balances, December 31, 2000           691,777        70          944,187         (849,565)          94,692

Issuance of common stock
  at $1.00 per share                  201,000        20          200,980               --          201,000

Redemption of common stock
  at $0.30 per share                  (27,000)       (3)          (8,097)              --           (8,100)

Net (loss)                                 --        --               --         (535,259)        (535,259)
                                     --------      ----      -----------      -----------      -----------

Balances, December 31, 2001           865,777        87        1,137,070       (1,384,824)        (247,667)

Issuance of common stock for
  services at $1.00 per share          26,500         2           26,498               --           26,500

Issuance of common stock
  purchase warrants                        --        --          317,408               --          317,408

Net (loss) (unaudited)                     --        --               --         (315,726)        (315,726)
                                     --------      ----      -----------      -----------      -----------
Balances, June 30, 2002
  (unaudited)                         892,277      $ 89      $ 1,480,976      $(1,700,550)     $  (219,485)
                                     ========      ====      ===========      ===========      ===========

                 See accompanying Notes to Financial Statements.

                                COMPUPRINT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2001
   (INFORMATION AS OF JUNE 30, 2002 AND FOR THE SIX-MONTHS ENDED JUNE 30, 2001
                             AND 2002 IS UNAUDITED)


NOTE 1: ORGANIZATION AND BUSINESS

COMPUPRINT, INC. (the "Company") was incorporated on September 15, 1995, pursuant to Chapter 55 of the General Statutes of the State of North Carolina, entitled "THE BUSINESS CORPORATION ACT". The Company remanufactures and markets laser printer cartridges for a wide variety of laser printer equipment. Additionally, the Company private labels these products for other retailers. The Company also sells inkjet systems for existing printers and refurbishes, repairs and markets laser printers, parts and components and provides various laser printer maintenance and repair services to its customers worldwide.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of the Company's cash, accounts receivable, and accounts payable approximates their fair values. The estimated fair values may not be representative of actual values of the financial instruments that could have been realized as of the year-end or that will be realized in the future.

INVENTORY

Inventory consists primarily of raw materials, finished goods, and supplies and are valued at the lower of cost or market. Cost is determined on a first-in, first-out basis. Inventory consisted of:

                                        December 31,      June 30,2002
                                           2001            (unaudited)
                                         --------           --------
  Raw Materials and supplies             $ 57,811           $ 40,468
  Finished goods                           36,833             23,245
                                         --------           --------

  TOTAL                                  $ 94,644           $ 63,713
                                         ========           ========

DISCOUNT ON NOTES PAYABLE

On March 31, 2002, the Company renegotiated the terms of a substantial potion of its notes payable. The renegotiation included the reduction of interest (from 13.85% to 10%) and the issuance of 320,614 Common Stock Purchase Warrants (the "Warrants"). The Warrants have been valued at $0.99 each and have been recorded as an intangible asset and are being amortized on the straight-line method for the term of the notes, one year.

PROPERTY AND EQUIPMENT

Property and equipment are carried at cost less accumulated depreciation. Property and equipment are depreciated for financial reporting purposes using the straight-line method over estimated useful lives of 3 to 5 years.

REVENUE RECOGNITION

Revenues from product sales and repairs are recognized upon shipment to the customer. Certain sales may involve agreements regarding collecting empty cartridges and discount sale of recycled cartridges (see note 9).

                                COMPUPRINT, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 2001
   (INFORMATION AS OF JUNE 30, 2002 AND FOR THE SIX-MONTHS ENDED JUNE 30, 2001
                             AND 2002 IS UNAUDITED)


NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ADVERTISING

Advertising is expensed in the period incurred.

ORGANIZATION COSTS

Organization costs incurred in conjunction with the incorporation of the Company have been expensed to operations.

STOCK-BASED COMPENSATION

The Company has adopted FINANCIAL ACCOUNTING STANDARDS BOARD (FASB) STATEMENT OF FINANCIAL STANDARDS (SFAS) No. 123 "ACCOUNTING FOR STOCK - BASED COMPENSATION". On January 2, 2002, the Company issued 25,000 Shares of its $0.0001 par value Common Stock to KGL Investments, Ltd. (the beneficial owner is Kaplan, Gottbetter & Levenson, LLP) in exchange for legal services in connection with a planned public offering of stock. The value of the legal services is $25,000. Also on January 2, 2002, the Company issued 1,500 Shares of its $0.0001 par value Common Stock to Darren Ricchi for services in connection with the development of the Company's website. The value of the services is $1,500.

PRODUCT WARRANTIES

The Company provides purchasers of its products with warranties against defects in materials and workmanship until the cartridge toner is depleted. Warranty expense has been immaterial for all periods presented.

INCOME TAXES

The Company accounts for income taxes under the provisions of Statements of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES, which requires use of the asset and liability method. Deferred income taxes are recorded for temporary differences between Financial Statement carrying amounts and the tax bases of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect in the years in which the differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax asset will not be realized.

EARNINGS (LOSS) PER SHARE

Earnings (loss) per share has been computed by dividing the net income (loss) by the weighted average number of common stock outstanding.

ESTIMATES

The preparation of financial statements in conformity with GENERALLY ACCEPTED ACCOUNTING PRINCIPLES requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

                                COMPUPRINT, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 2001
   (INFORMATION AS OF JUNE 30, 2002 AND FOR THE SIX-MONTHS ENDED JUNE 30, 2001
                             AND 2002 IS UNAUDITED)


NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INTERIM FINANCIAL DATA

The financial information at June 30, 2002 and for the six-months ended June 30, 2001 and 2002 is unaudited but has been prepared on the same basis as the annual financial statements and, in the opinion of Management, includes all adjustments, consisting only of normal recurring adjustments, that CompuPrint, Inc. considers necessary for a fair presentation of the financial position at these dates and the operating results and cash flows for these periods. Results of interim periods are not necessarily indicative of the results to be expected for any subsequent period.

NOTE 3: STOCKHOLDERS' EQUITY

RECAPITALIZATION

On December 17, 1998, the Company amended its Certificate of Incorporation to increase the authorized number of Shares of Common Stock from 100,000 Shares no par value to 9,000,000 Shares $0.0001 par value.

PREFERRED STOCK

On December 17, 1998, the Company amended its Certificate of Incorporation to authorize the issuance of up to 1,000,000 Shares of its $0.0001 par value Preferred Stock (the "Preferred Stock"). No shares of Preferred Stock have been issued or are outstanding.

ISSUANCE OF COMMON STOCK FOR SERVICES

On January 2, 2002, the Company issued 25,000 Shares of its $0.0001 par value Common Stock to KGL Investments, Ltd., a New York Sub-Chapter S corporation whose shareholders are also the partners of the Company's legal counsel, Kaplan, Gottbetter & Levenson, LLP, in exchange for legal services in connection with a planned public offering of stock. The transaction has been valued at the offering price of the Shares ($1.00 per Share) for financial statement reporting purposes at March 31, 2002 (unaudited). The value of the legal services is $25,000. Also on January 2, 2002, the Company issued 1,500 Shares of its $0.0001 par value Common Stock to Darren Ricchi for services in connection with the development of the Company's website. The transaction has been valued at the offering price of the Shares ($1.00 per Share) for financial statement reporting purposes at March 31, 2002 (unaudited). The value of the services is $1,500. Accordingly, the Company charged $26,500 to operations (selling, general & administrative expenses) at March 31, 2002.

NOTE 4: ADDITIONAL SALES OF COMMON STOCK

During the years ended December 31, 2001 and 2000 management of the Company initiated steps to raise additional capital. This included the sale of 201,000 Shares in 2001 and 50,000 Shares in 2000 of the Company's $0.0001 par value voting Common Stock (the "Common Stock") at the offering price of $1.00 per Share. These sales were intended to be qualified for an exemption from registration pursuant to RULE 504, RULE 505 or RULE 506 of REGULATION D, "RULES GOVERNING THE LIMITED OFFER AND SALE OF SECURITIES WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 (AS AMENDED)" or RULE 4(2) of THE SECURITIES ACT OF 1933 (AS AMENDED).

                                COMPUPRINT, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 2001
   (INFORMATION AS OF JUNE 30, 2002 AND FOR THE SIX-MONTHS ENDED JUNE 30, 2001
                             AND 2002 IS UNAUDITED)


NOTE 5: PROPOSED PUBLIC OFFERING

During the year ended December 31, 2001, the Board of Directors of the Company passed a resolution authorizing the management of the Company to initiate steps to register the Shares sold in the private placement offering, PURSUANT TO THE SECURITIES ACT OF 1933 (AS AMENDED). The Company plans to file FORM SB-2 with the UNITED STATES SECURITIES AND EXCHANGE COMMISSION and, once approved, to INITIATE QUOTATION on either THE OTC BULLETIN BOARD(R) (the "OTCBB"), a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter (OTC) equity securities and is maintained by the NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. (the "NASD"), the Automated Quotation System Maintained by the National Quotation Bureau, Inc. (the "Pink Sheets") or any other comparable quotation media.

NOTE 6: PROPERTY PLANT AND EQUIPMENT

A summary of the components of plant and equipment and the related reserve for depreciation as follows:

                                                  December 31,   June 30,2002
                                                      2001        (unaudited)
                                                    --------       --------
Cost:
  Machinery and equipment                           $136,964       $136,964
  Leasehold improvements                              69,094         69,094
                                                    --------       --------

  TOTAL                                              206,058        206,058

  Less reserve for depreciation and amortization     192,821        202,166
                                                    --------       --------

  NET BOOK VALUE                                    $ 13,237       $  3,892
                                                    ========       ========

Depreciation and amortization expense for December 31, 2001 and 2000 was $32,539 and $36,970 respectively. Depreciation expense for June 30, 2002 and 2001 (unaudited) amounted to $9,345 and $22,804, respectively.

Although most of the Company's assets are at the end of their depreciable lives, management believes that the assets are not at the end of their useful lives, thus replacement is not yet required or under consideration. Also, the leasehold improvements have been fully amortized since the lease expired on March 20, 2002.

                                COMPUPRINT, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 2001
   (INFORMATION AS OF JUNE 30, 2002 AND FOR THE SIX-MONTHS ENDED JUNE 30, 2001
                             AND 2002 IS UNAUDITED)


NOTE 7: NOTES PAYABLE

The Company has outstanding several promissory notes at December 31, 2001, and June 30, 2002. These notes have various terms with respect to origination date, due date, interest rate and terms of repayment. At December 31, 2001 a majority of the notes were in default because the Company failed to make scheduled interest payments.

The Company's notes payable of $308,664 at December 31, 2001 includes $288,600 principle and accrued interest of $20,064. The Company's notes payable of $504,630 at June 30, 2002 includes $490,614 principle and accrued interest of $14,016. On March 31, 2002 the Company renegotiated the terms of the outstanding notes payable which were in default.

On March 31, 2002, the Company renegotiated notes payable and accrued interest of $320,614. Under the terms of the renegotiation, the Company lowered the interest rate of the debt from 13.85% to 10%. In exchange for the reduction in interest, the Company issued 320,614 detachable Common Stock Purchase Warrants (the "Warrants"). The Warrants are exercisable for a period of five-years from the date of issuance (March 31, 2002) and entitle the holder to purchase one Share of the Company's $0.0001 par value Common Stock for an exercise price of $0.01 per Warrant.

The transaction has been valued at the offering price of the Shares ($1.00 per Share) less the exercise price of the Warrants ($0.01 per Warrant) for financial statement reporting purposes at March 31, 2002 (unaudited). The Company recorded $317,408 as a discount on issuance of notes payable at March 31, 2002 and additional paid-in capital as a result of the issuance. The financial statements give effect to the change agreed to in the renegotiated notes.

Certain of these notes payable contain provisions that call for additional compensation to be paid in excess of the interest due if the Company has a change in control during the term of the note. These notes, which total $170,000 (plus accrued interest of $5,100) at June 30, 2002, are due with interest on July 31, 2002. Management is presently seeking to modify the due date to July 31, 2003.

Under the terms of these notes, the additional compensation is to be not more than the face amount of the notes less any interest due under the terms of the notes. The notes containing this provision accrue interest at 12% per annum. The estimated possible additional liability is $164,900.

A summary of the terms of notes payable are as follows:

 Number                   Due       Interest  December 31,    June 30,2002
of Notes                 Date         Rate        2001         (unaudited)
--------                 ----         ----      --------      ------------

   12                 03/31/2003       10%      $292,400        $320,614
    5                 07/31/2003       12%            --         170,000
                                                --------        --------

  TOTAL                                          292,400         490,614

  Accrued Interest                                16,264          14,016
                                                --------        --------

  BALANCE                                       $308,664        $504,630
                                                ========        ========

                                COMPUPRINT, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 2001
   (INFORMATION AS OF JUNE 30, 2002 AND FOR THE SIX-MONTHS ENDED JUNE 30, 2001
                             AND 2002 IS UNAUDITED)


NOTE 8: LEASES

On March 20, 1997 the Company entered into a five-year agreement with FVF Development Company, Inc. to lease an 8,000 square foot building in Lincolnton, North Carolina including office and industrial space to be used as their principal operating facilities and executive offices. The agreement required monthly lease payments of $1,600 plus certain operating costs. The agreement was accounted for as an operating lease.

The lease had an option, exercisable at any time during the duration of the agreement, to purchase the facility for a purchase price of $140,000. A portion of the minimum rent payments ($750 per month) were to be applied as a deposit to the purchase price if the option was exercised. The lease expired on March 20, 2002. The Company did not exercise the purchase option. At December 31, 2001, the Company charged $42,750 (the accumulated amount of the deposit to be applied to the purchase price) to rent expense.

Rent expense was $60,428 in 2001 (including the $42,750 deposit, $10,200 minimum rent payments and $7,478 in additional rent) and $14,559 in 2000 (including $10,200 minimum rent payments and $4,359 in additional rent) and $9,016 (including $6,450 minimum rent payments and $2,566 in additional rent) and $12,928 (including $9,600 minimum rent payments and $3,328 in additional rent) for the three months ended June 30, 2002 and 2001.

On March 20, 2002, two employees of the Company, Ted Polk, Operations Manager and Thomas Fox, Sales Manager, entered into an agreement with FVF Development Company, Inc. to lease the building. The new agreement expires on February 28, 2003 and requires minimum monthly lease payments of $1,300 plus certain operating costs. In addition, the agreement calls for the purchase of the building and property for $140,000 at the termination of the lease by the two employees.

The Company currently sub-leases the facility from the two employees and makes the minimum monthly rental payments ($1,300) directly to FVF Development Company, Inc. The Company plans to continue to lease the facility from the two employees if they exercise the purchase option. The agreement is accounted for as an operating lease.

NOTE 9: COMMITMENTS AND CONTINGENCIES

SALES COMMISSIONS

In 2002, the Company has entered into several agreements with local government education departments and civic associations for the collection of empty cartridges for recycling and the discount sale of recycled cartridges. The Company pays a fixed fee for empty inkjet cartridges and a variable amount per cartridge for laserjet cartridges depending on the particular make and model. In addition, the Company has agreed to pay a sales commission of 10% to these organizations for the sale of new inkjet and laserjet cartridges. The total sales commission for these sales totaled $759 for the six-month period ended June 30, 2002 (unaudited) which is included in selling, general & administrative expenses.

                                COMPUPRINT, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 2001
   (INFORMATION AS OF JUNE 30, 2002 AND FOR THE SIX-MONTHS ENDED JUNE 30, 2001
                             AND 2002 IS UNAUDITED)


NOTE 10: RECENT ACCOUNTING PRONOUNCEMENTS

In June 2001, the FINANCIAL ACCOUNTING STANDARDS BOARD issued Statement No. 141, "BUSINESS COMBINATIONS" and Statement No. 142, "GOODWILL AND OTHER INTANGIBLE ASSETS". These statements become effective to the Company on July 1, 2001 for Statement No. 141 and August 1, 2002 for Statement No. 142. The Company has not completed any business combinations as of December 31, 2001 and management cannot currently assess what effect the future adoption of these pronouncements will have on the Company's financial statements.

In June 15, 2001, the FINANCIAL ACCOUNTING STANDARDS BOARD also issued Statement No. 143 "ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS" and in August 15, 2001, Statement No. 144 "ACCOUNTING FOR IMPAIRMENT AND DISPOSAL OF LONG LIVED ASSETS".

Statement No. 143 will change the accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs in four significant ways. First, Statement 143 requires that the amount initially recognized for an asset retirement obligation be measured at fair market value and not under the current practice of using a cost-accumulation measurement approach. Second, Statement 143 requires that the retirement obligation liability is discounted and accretion expense is recognized using the credit-adjusted risk-free interest rate in effect when the liability was initially recognized.

Prior practice did not require discounting of the retirement obligation liability and therefore no accretion was recorded in periods subsequent to the initial recognition period. Third, under prior practice, dismantlement and restoration costs were taken into account in determining amortization and depreciation rates and often the recognized asset retirement obligation was recorded as a contra-asset. Under Statement 143, recognized asset retirement obligations are recognized as a liability. Fourth, under prior practice, the asset retirement obligation was recognized over that useful life of the related asset and under Statement 143 the obligation is recognized over that useful life of the related asset and under Statement 143 the obligation is recognized when the liability is incurred. The effective date for Statement No. 143 is for fiscal years beginning after June 15, 2002.

Statement No. 144, changes the accounting for long lived assets to be held and used by eliminating the requirement to allocate goodwill to long-lived assets to be tested for impairment, by providing a probability-weighted cash flow estimation approach to deal with situations in which alternative courses of action to recover the carrying amount of possible future cash flows and establishing a "primary-asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. Statement No. 144 changes the accounting for long-lived assets to be disposed of other than the sale by requiring that the depreciable life of a long lived asset to be abandoned, be revised to reflect a shortened useful life and by requiring that an impairment loss be recognized at the date a long-lived asset is exchanged for a similar productive asset or distributed to owners in a spin-off if the carrying amount of the asset exceeds its fair value. Statement No. 144 changes the accounting for long lived assets to be disposed of by sale by requiring that discontinued operations no longer be measured on a net realizable value basis (but at the lower of carrying amount or fair value less costs to sell), by eliminating the recognition of future operating losses of discontinued components before they occur and by broadening the presentation of discontinued operations in the income statement to include a component of an entity rather than a segment of a business. A component of an entity comprises operations and cash flows that can be clearly distinguished, operationally, and for financial reporting purposes, from the rest of the entity. The effective date for Statement No. 144 is for fiscal years beginning after December 15, 2001.

                                COMPUPRINT, INC.
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 2001
   (INFORMATION AS OF JUNE 30, 2002 AND FOR THE SIX-MONTHS ENDED JUNE 30, 2001
                             AND 2002 IS UNAUDITED)


NOTE 10: RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In May 2002, the FINANCIAL ACCOUNTING STANDARDS BOARD issued Statement No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. Statement No. 145 eliminates Statement 4 (and Statement 64, as it amends Statement 4, which requires gains and losses from the extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. The criteria in APB Opinion No. 30 will now be used to classify those gains and losses. Statement No. 145 amends FASB Statement No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions.

The Company expects that the adoption of the new statements will not have a significant impact on its financial statements. It is not possible to quantify the impact until the newly issued statements have been studied. The Company is in the process of analyzing SFAS Statements No. 141 through 145. Management cannot currently assess what effect the adoption of these pronouncements will have on our financial position or results of operations.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Neither the Articles of Incorporation nor Bylaws have provisions concerning indemnification of officers and directors.

However, pursuant to North Carolina Business Corporation Act ss. 55-8-52. Mandatory indemnification. "Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding."

And  pursuant  to  North  Carolina   Business   Corporation   Act  ss.  55-8-56.
Indemnification of officers, employees, and agents. "Unless a corporation's articles of incorporation provide otherwise:

     (1) An officer of the corporation is entitled to mandatory indemnification under G.S. 55-8-52, and is entitled to apply for court-ordered indemnification under G.S. 55-8-54, in each case to the same extent as a director;

     (2) The corporation may indemnify and advance expenses under this Part to an officer, employee, or agent of the corporation to the same extent as to a director; and

     (3) A corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract."

ITEM 25. EXPENSES OF ISSUANCE AND DISTRIBUTION.

The other expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:

Securities and Exchange Commission Registration Fee                $    300.00
Legal Fees                                                           75,000.00
Accounting Fees                                                      20,000.00
Printing and Engraving                                                3,400.00
Miscellaneous                                                         1,700.00
                                                                   -----------
         TOTAL                                                     $   105,400
                                                                   ===========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

From February 1999 to December, 1999, the Registrant sold 127,391 shares of its common stock at $3.65 per share, to 21 investors pursuant to a private offering, for a total of $464,964.41.

In August 1999, the Registrant sold 1,370 shares of its common stock to David R. Allison, our President, CFO and Chairman of the Board of Directors at $3.65 per share, for a total of $5,000.50.

Pursuant to the Stock Purchase and General Release Agreement, between David T. Seaford, Peter L. Coker, David R. Allison and CompuPrint, signed October 1, 2000, CompuPrint purchased 27,000 shares of its common stock at $.30 per share from David T. Seaford as follows: on January 19, 2001, 9,000 shares; on July 2, 2001, 9,000 shares; and on August 15, 2001, 9,000 shares.

From September 2000 to September, 2001, the Registrant sold 201,000 shares of its common stock, at $1.00 per share, to 18 investors pursuant to a private offering, for a total of $201,000.

In January, 2002, the Registrant issued 1,500 shares of its common stock, at $1.00 per share, to an independent contractor for partial compensation for web site development.

In January, 2002 the Registrant issued 25,000 shares of its common stock to KGL Investments, Ltd., the beneficial owner of which is Kaplan Gottbetter & Levenson, LLP, counsel to the Company. The shares were issued in exchange for $25,000 worth of legal services rendered. The shares were valued at $1.00 per share.

In March 2002, for loans received CompuPrint issued a replacement promissory note to David R. Allison. The promissory note is dated March 31, 2002 for $15,398.35 at 10%, which includes a warrant to purchase 15,398 shares of CompuPrint's common stock at $.01 per share. The warrant expires March 31, 2007.

In March, 2002, for loans received, CompuPrint issued a promissory note to the Elizabeth H. Allison 1995 Education Trust. David R. Allison is among the beneficiaries to the Elizabeth H. Allison 1995 Education Trust. The promissory note is dated March 31, 2002, for $8,500 at 10%, which includes a warrant to purchase 8,500 shares of CompuPrint's common stock at $.01 per share. The warrant expires March 31, 2007.

In March 2002, for loans received, CompuPrint issued a promissory note to director Peter L. Coker, Sr. The promissory note is dated March 31, 2002, for $210,164.83 at 10%, which includes a warrant to purchase 210,165 shares of CompuPrint's common stock at $.01 per share. The warrant expires March 31, 2007. This promissory note replaces and consolidates 14 promissory notes issued to Mr. Coker from March 2000 to November 2001.

In March 2002, for loans received, CompuPrint issued a replacement promissory note to director Henry H. Scherich. The promissory note is dated March 31, 2002 for $5,705.03 at 10%, which includes a warrant to purchase 5,705 shares of CompuPrint's common stock at $.01 per share. The warrant expires March 31, 2007.

In March 2002, for services rendered received, CompuPrint issued a promissory note to director Andrew S. Holt, III. The promissory note is dated March 31, 2002 for $3,061.89 at 10%, which includes a warrant to purchase 3,062 shares of CompuPrint's common stock at $.01 per share. The warrant expires March 31, 2007.

In March 2002, for loans received, CompuPrint issued a replacement promissory note to director Joseph Isaac "Ike" Lewis. The promissory note is dated March 31, 2002 for $5,650.57 at 10%, which includes a warrant to purchase 5,651 shares of CompuPrint's common stock at $.01 per share. The warrant expires March 31, 2007.

In March 2002, for loans received, CompuPrint issued a replacement promissory note to UBA Enterprises, Inc. The promissory note is dated March 31, 2002 for $11,541.71 at 10%, which includes a warrant to purchase 11,542 shares of CompuPrint's common stock at $.01 per share. The warrant expires March 31, 2007. CompuPrint's director Joseph Isaac "Ike" Lewis is also the president, director and a minority shareholder of UBA Enterprises, Inc.

In March 2002, for loans received, CompuPrint issued a replacement promissory note to Robert Aramony. The promissory note is dated March 31, 2002 for $18,803.15 at 10%, which includes a warrant to purchase 18,803 shares of CompuPrint's common stock at $.01 per share. The warrant expires March 31, 2007.

In March 2002, for loans received, CompuPrint issued a promissory note to William H. Conklin. The promissory note is dated March 31, 2002 for $10,248.14 at 10%, which includes a warrant to purchase 10,248 shares of CompuPrint's common stock at $.01 per share. The warrant expires March 31, 2007.

In March 2002, for services received, CompuPrint issued a promissory note to Charles Watson. The promissory note is dated March 31, 2002 for $1,020.63 at 10%, which includes a warrant to purchase 1,021 shares of CompuPrint's common stock at $.01 per share. The warrant expires March 31, 2007.

In March 2002, for loans received,  CompuPrint issued a promissory note to James
S. Smitherman. The promissory note is dated March 31, 2002 for $10,206.36 at 10%, which includes a warrant to purchase 10,206 shares of CompuPrint's common stock at $.01 per share. The warrant expires March 31, 2007.


In August 2002, for loans received, CompuPrint issued a promissory note to director Henry H. Scherich. The promissory note is dated August 15, 2002 for $10,000 at 20% interest, which includes a warrant to purchase 10,000 shares of CompuPrint's common stock at $.01 per share. The principal and interest are due in one payment on March 31, 2003. The warrant is dated August 15, 2002 and expires March 31, 2007. CompuPrint is not registering the issuance or resale of the warrant shares accompanying the promissory note.


The issuances of securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

ITEM 27. EXHIBITS.

  EXHIBIT
   NUMBER          DESCRIPTION
   ------          -----------
    3.1     --     Articles of Incorporation
    3.2     --     Articles of Amendment of Articles of Incorporation
    3.3     --     By-Laws
    4.1     --     Specimen Certificate of Common Stock
    4.2     --     Specimen Warrant to Purchase Common Stock
    5.1     --     Form of Opinion of Counsel
    9.1     --     Voting Trust Agreement with David T. Seaford
   23.1     --     Accountant's Consent
   23.2     --     Counsel's Consent to Use Opinion (included in Exhibit 5.1)

ITEM 28. UNDERTAKINGS.

     The Registrant undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (the "Registration Statement"):

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

     (ii) To reflect in the prospectus any facts or events arising after the Effective Date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement, including (but not limited to) the addition of an underwriter.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any provisions contained in its Certificate of Incorporation, or by-laws, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form and authorized this registration statement to be signed on its behalf by the undersigned, in Lincolnton, North Carolina on August 16, 2002.


                                        CompuPrint, Inc.


                                        By: /s/ David R. Allison
                                            ------------------------------------
                                            David R. Allison
                                            President, CFO, Treasurer and
                                            Chairman of the Board

     In accordance with the requirements of the Securities Act of 1933, the registration statement was signed by the following persons in the capacities and on the dates stated.


    SIGNATURE                           TITLE                         DATED
    ---------                           -----                         -----

/s/ David R. Allison                 President, CFO,             August 16, 2002
------------------------             Treasurer and Chairman
David R. Allison                     of the Board

/s/ Jennifer C. Shults               Secretary                   August 16, 2002
------------------------
Jennifer C. Shults

/s/ Andrew S. Holt, III              Director                    August 16, 2002
------------------------
Andrew S. Holt, III

/s/ Henry H. Scherich                Director                    August 16, 2002
------------------------
Henry Scherich

/s/ Peter L. Coker, Sr.              Director                    August 16, 2002
------------------------
Peter L. Coker, Sr.

    SIGNATURE                           TITLE                         DATED
    ---------                           -----                         -----

/s/ Ike Lewis                        Director                    August 16, 2002
------------------------
Joseph Isaac "Ike" Lewis

                                COMPUPRINT, INC.

                                  EXHIBIT INDEX


EXHIBIT NO.    ITEM
-----------    ----

3.1            Articles of Incorporation*

3.2            Articles of Amendment of Articles of Incorporation*

3.3            By-Laws*

4.1            Specimen Common Stock Certificate*

4.2            Specimen Warrant to Purchase Common Stock**

5.1            Opinion and Consent of Counsel

9.1            Voting Trust Agreement*

23.1 Consent of Rogoff & Company, P.C., independent certified public accountants

23.2           Counsel's Consent to Use Opinion (included in Exhibit 5.1)

----------
* Incorporated by reference to Registration Statement on Form SB-2 filed with the Securities and Exchange Commission, Registration Statement No. 333-90272, on June 11, 2002.
** Incorporated by reference to Registration Statement on Form SB-2 filed with the Securities and Exchange Commission, Registration Statement No. 333-90272, on July 24, 2002.